FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Reports 33% Revenue Growth,
Triples Net Income for Second Quarter 2018

●	Strong tool revenue drove total sales to $5.4 million

●	Strong operating leverage resulted in 2.6x operating income

●	Net income more than tripled to $1.0 million

●	Generated $1.6 million in cash from operations for the quarter and $2.1 million year-to-date

VERNAL, UT, August 2, 2018 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the second quarter ended June 30, 2018.

Troy Meier, Chairman and CEO, noted, “We had strong growth in the quarter supported by excellent tool sales that were also complemented by initial revenue generated in the Middle East. The value of our Drill-N-Ream® (“DnR”) well bore conditioning tool is becoming more broadly understood globally in the oil & gas industry as the operating fleet expands. In fact, the deployment of the DnR in the Middle East is demonstrating it can deliver incremental improvements to their drilling operations. And, importantly, we believe our StriderTM oscillation system technology continues to demonstrate value as we are evaluating channel partnership opportunities.”

Second Quarter 2018 Financial Summary ($ in thousands, except per share amounts)

	Q2 2018	Q2 2017	$Y/Y Change	% Y/Y Change	Q1 2018	$ Seq. Change	% Seq. Change
Tool sales/rental	$2,506	$1,609	$897	55.8%	$1,992	$515	25.8%
Other related tool revenue	1,547	877	670	76.4%	1,533	14	0.9%
Tool Revenue	4,053	2,486	1,567	63.1%	3,525	528	15.0%
Contract Services	1,346	1,564	(218)	(13.9)%	1,075	270	25.1%
Total Revenue	$5,399	$4,049	$1,349	33.3%	$4,600	$799	17.4%
Operating income (loss)	1,088	421	667	158.4%	168	920	548.7%
As a % of sales	20.1%	10.4%			3.6%
Net income (loss)	$1,005	$307	$698	227.5%	$69	$936	1,366%
Diluted earnings (loss) per share	$0.04	$0.01	$0.03	215.2%	$-	$0.04	NM

Revenue growth was primarily the result of higher sales and rental of the DnR in North America and the Middle East. Lower contract services revenue was the result of the decline in other contract services activity in the quarter which was mostly offset by higher refurbishment volume. Sequentially, contract services improvement reflects the increase in refurbishment volume which was driven by continued drilling activity in the U.S. and the Company’s expanded contract services agreement.

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Superior Drilling Products, Inc. Reports 33% Revenue Growth, Triples Net Income for Second Quarter 2018
August 2, 2018

Tool sales in the quarter increased 56%, or $0.9 million, over the prior-year period primarily as a result of market share gains and an increase in horizontal drill rigs. Sequential growth of almost 26% represents an expansion of the DnR fleet. Other related tool revenue, which is comprised of royalty fees and tool maintenance and repair, increased over the prior-year period, but was relatively unchanged compared with the trailing first quarter as fleet expansion outpaced tool deployment.

Net income of $1.0 million improved by $0.7 million over the second quarter of 2017 from higher volume and resulting operating leverage.

Second Quarter 2018 Operational Review

($ in thousands)

	Q2 2018	Q2 2017	$ Y/Y Change	% Y/Y Change	Q1 2018	$ Seq. Change	% Seq. Change
Cost of revenue	$1,943	$1,491	$451	30.3%	$1,799	144	8.0%
As a percent of sales	36.0%	36.8%			39.1%
Selling, general & administrative	$1,427	$1,237	$190	15.3%	$1,698	(271)	(15.9)%
As a percent of sales	26.4%	30.6%			36.9%
Depreciation & amortization	$942	$899	$42	4.7%	$936	6	0.6%
Total operating expenses	$4,311	$3,628	$683	18.8%	$4,433	(121)	(2.7)%

The reduction in the cost of revenue as a percent of sales was due to the leverage gained from higher volume.

The increase in selling, general and administrative expense (SG&A) over the prior-year period primarily reflects investments in research and development and in our international market expansion, which was partially offset by a reduction in professional fees. As a percentage of sales, SG&A decreased compared with the prior-year period from operating leverage gained from higher volume.

Chris Cashion, Chief Financial Officer, noted, “Due to the timing of certain costs, SG&A was lower in the quarter than we had originally planned. However, we expect that those costs will be realized in the latter half of the year, which includes our establishment of a repair operation in Texas.”

The improvement in second quarter 2018 Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense and unusual items, was the result of strong operating leverage. Adjusted EBITDA was $2.1 million, or 40% of revenue in the quarter up $0.6 million and $0.9 million over the 2017 second quarter and sequential 2018 first quarter, respectively.

The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. (1)See the attached tables for important disclosures regarding SDP’s use of adjusted EBITDA, as well as a reconciliation of net loss to adjusted EBITDA.

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Superior Drilling Products, Inc. Reports 33% Revenue Growth, Triples Net Income for Second Quarter 2018
August 2, 2018

Year-to-Date Review

($ in thousands, except per share amounts)

	YTD 2018	YTD 2017	$ Change	% Change
Revenue	$9,999	$7,419	2,580	34.8%
Operating expenses	8,744	7,244	1,500	20.7%
Operating income (loss)	1,255	175	1,080	618.3%
Net income (loss)	$1,073	$(79)	1,153	NM
Diluted income (loss) per share	$0.04	$0.00	0.04	NM

Revenue in the first six months of 2018 increased nearly 35% when compared with the same period last year. The growth reflects higher tool revenue supported by U.S. drilling activity and contributions from penetration into the Middle East. Strong operating leverage from higher volume and cost discipline enabled the measurable improvement in operating income and margin.

Net income for the first six months of 2018 was $1.1 million compared with a net loss of $79 thousand for the same period in the prior-year. Adjusted EBITDA for the six-month period was $3.4 million, or 34% of sales, compared with $2.4 million, or 32% of sales, for the first half of 2017.

Balance Sheet and Liquidity

Cash and cash equivalents was $3.1 million at June 30, 2018, up from $2.4 million at the end of 2017. Cash generated from operations in the quarter was $1.6 million, compared with $0.5 million in the prior-year period.

In the second quarter of 2018 the Company had capital expenditures of $37 thousand.

Total debt at the end of the quarter was $11.6 million, down $1.2 million, or 9.5%, compared with $12.8 million at December 31, 2017.

At June 30, 2018, we had a working capital deficit of approximately $1.4 million. The Company’s manufacturing facility is financed by a commercial bank loan with principal of $4.2 million due February 15, 2019 as the result of an extension executed on August 1, 2018. The debt has been reclassified to short-term and results in a working capital deficit at June 30, 2018.

Mr. Cashion added, “Our $4.3 million mortgage on our property in Vernal, Utah has been extended for six-months as we continue to evaluate various financing options to include restructuring our total debt to provide improved liquidity.”

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Superior Drilling Products, Inc. Reports 33% Revenue Growth, Triples Net Income for Second Quarter 2018
August 2, 2018

Outlook:

The Company has raised the lower end of its revenue expectations for 2018:

Revenue:	Tightened to $20 million to $22 million from $18 million to $22 million	Represents 35% growth at midpoint of range.
Operating Margin:	Tightened to 8% to 10% from 5% to 10%	At midpoint of range, operating income reaches $1.9 million, up $1.7 million from prior year
Interest Expense:	Unchanged from approximately $750 thousand	Down from $906 thousand in 2017 on lower debt balances
Depreciation and Amortization:	Unchanged at slightly under $4.0 million	Compares with $3.7 million in 2017
Capital Expenditures:	Unchanged at approximately $1 million	Similar to 2017

Webcast and Conference Call

The Company will host a conference call and live webcast today at 10:00 am MT (12:00 pm ET) to review the financial and operating results for the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available immediately prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events.

A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Thursday, August 9, 2018. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13680958, or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented StriderTM oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

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Superior Drilling Products, Inc. Reports 33% Revenue Growth, Triples Net Income for Second Quarter 2018
August 2, 2018

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s financial position, market success with specialized tools, effectiveness of its sales efforts, success at developing future tools, and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, our business strategy and prospects for growth; our cash flows and liquidity; our financial strategy, budget, projections and operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein.

For more information, contact investor relations:
Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

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Superior Drilling Products, Inc. Reports 33% Revenue Growth, Triples Net Income for Second Quarter 2018
August 2, 2018

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations
for the Six Months Ended June 30, 2018 and 2017

(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2018	2017	2018	2017

Revenue	$5,398,923	$4,049,497	$9,999,216	$7,419,109

Operating cost and expenses

Cost of revenue	1,942,671	1,491,383	3,741,615	2,672,116
Selling, general, and administrative expenses	1,426,985	1,237,335	3,124,648	2,734,852
Depreciation and amortization expense	941,683	899,373	1,877,710	1,837,395

Total operating costs and expenses	4,311,339	3,628,091	8,743,973	7,244,363

Operating income (loss)	1,087,584	421,406	1,255,243	174,746

Other income (expense)
Interest income	99,711	82,509	192,139	164,368
Interest expense	(182,497)	(215,103)	(374,050)	(474,128)
Other income	-	-	-	43,669
Gain on sale of assets	-	17,995	-	12,167
Total other expense	(82,786)	(114,599)	(181,911)	(253,924)

Income (loss) before income taxes	$1,004,798	$306,807	$1,073,332	$(79,178)

Income tax benefit	-	-	-	-
Net income (loss)	$1,004,798	$306,807	$1,073,332	$(79,178)

Basic income (loss) earnings per common share	$0.04	$0.01	$0.04	$(0.00)

Basic weighted average common shares outstanding	24,535,155	24,197,148	24,535,155	24,196,726

Diluted income (loss) per common Share	$0.04	$0.01	$0.04	$(0.00)

Diluted weighted average common shares outstanding	25,140,467	24,197,148	25,140,467	24,196,726

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Superior Drilling Products, Inc. Reports 33% Revenue Growth, Triples Net Income for Second Quarter 2018
August 2, 2018

Superior Drilling Products, Inc.

Consolidated Condensed Balance Sheets

(unaudited)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash	$3,083,897	$2,375,179
Accounts receivable, net	3,208,598	2,667,042
Prepaid expenses	152,818	111,530
Inventories	945,015	1,196,813
Other current assets	178,125	-

Total current assets	7,568,453	6,350,564

Property, plant and equipment, net	8,285,721	8,809,348
Intangible assets, net	4,909,444	6,132,778
Related party note receivable	7,367,212	7,367,212
Other noncurrent assets	15,889	15,954
Total assets	$28,146,719	$28,675,856

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$340,094	$1,021,469
Accrued expenses	603,502	543,758
Current portion of long-term debt, net of discounts	8,001,810	6,101,678

Total current liabilities	$8,945,406	$7,666,905

Long-term debt, less current portion, net of discounts	3,585,061	6,706,375
Total liabilities	$12,530,467	$14,373,280

Stockholders’ equity
Common stock (24,535,155 and 24,535,155)	24,535	24,535
Additional paid-in-capital	39,148,208	38,907,864
Accumulated deficit	(23,556,491)	(24,629,823)
Total stockholders’ equity	$15,616,252	$14,302,576
Total liabilities and shareholders’ equity	$28,146,719	$28,675,856

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Superior Drilling Products, Inc. Reports 33% Revenue Growth, Triples Net Income for Second Quarter 2018
August 2, 2018

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2018 and 2017
(unaudited)

	June 30, 2018	June 30, 2017
Cash Flows From Operating Activities
Net Income (Loss)	$1,073,332	$(79,178)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	1,877,711	1,837,395
Amortization of debt discount	31,281	40,110
Share - based compensation expense	240,344	350,741
Impairment of inventories	41,396	-
Gain on sale of assets	-	(12,167)
Changes in operating assets and liabilities:
Accounts receivable	(541,556)	(1,836,466)
Inventories	211,368	(118,046)
Prepaid expenses and other noncurrent assets	(219,348)	(151,549)
Accounts payable and accrued expenses	(621,631)	(328,992)
Other long-term liabilities	-	(17,490)
Net Cash Provided By (Used In) Operating Activities	$2,092,897	$(315,642)

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(131,716)	(141,137)
Proceeds from sale of fixed assets	-	2,483,921
Net Cash Provided By (Used In) Investing Activities	(131,716)	2,342,784

Cash Flows From Financing Activities
Principal payments on debt	(1,252,463)	(2,740,140)
Principal payments on related party debt	-	(74,293)
Principal payments on capital lease obligations	-	(153,720)
Net Cash Used In Financing Activities	(1,252,463)	(2,968,153)

Net Increase (Decrease) in Cash	708,718	(941,011)
Cash at Beginning of Period	2,375,179	2,241,902
Cash at End of Period	$3,083,897	$1,300,891

Supplemental information:
Cash paid for interest	$340,891	$460,842
Non-cash payment of other long-term liability by offsetting related party note receivable	$-	$550,000
Acquisition of equipment by issuance of note payable		$16,557

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Superior Drilling Products, Inc. Reports 33% Revenue Growth, Triples Net Income for Second Quarter 2018
August 2, 2018

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation
(unaudited)

	Three Months Ended
	June 30, 2018	June 30, 2017	March 31, 2018

GAAP net income (loss)	$1,004,798	$306,807	$68,534
Add back:
Depreciation and amortization	941,683	899,373	936,027
Interest expense, net	82,786	132,594	99,125
Share-based compensation	103,327	175,361	137,017
(Gain) loss on sale of assets	-	(17,995)	-
Non-GAAP adjusted EBITDA(1)	$2,132,594	$1,496,140	$1,240,703

GAAP Revenue	$5,398,923	$4,049,497	$4,600,293
Non-GAAP EBITDA Margin	39.5%	36.9%	27.0%

	Six Months Ended
	June 30, 2018	June 30, 2017

GAAP net income (loss)	$1,073,332	$(79,178)
Add back:
Depreciation and amortization	1,877,710	1,837,395
Share-based compensation	240,344	350,741
Interest expense, net	181,911	309,760
(Gain) loss on sale of assets	-	(12,167)
Non-GAAP Adjusted EBITDA(1)	$3,373,297	$2,406,551

GAAP Revenue	$9,999,216	$7,419,109
Non-GAAP EBITDA Margin	33.7%	32.4%

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

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